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                                                                      Exhibit 11

                           GLENAYRE TECHNOLOGIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (1)
                     (In Thousands Except per Share Amounts)




                                           Year Ended December 31,
                                        1995       1994       1993
Income from continuing operations
   before extraordinary item ......   $ 76,448   $ 33,095   $ 23,700
Gain from discontinued operations .       --          388        100
Income before extraordinary item ..     76,448     33,483     23,800
Extraordinary item ................       --         --       (1,695)
Net income ........................   $ 76,448   $ 33,483   $ 22,105

PRIMARY EARNINGS PER SHARE

Weighted average shares outstanding
   during the period ..............     58,298     55,007     45,362
Common stock equivalents ..........      4,182      3,696      4,037
                                        62,480     58,703     49,399

Continuing operations .............   $   1.22   $   0.56   $   0.48
Discontinued operations ...........       --         0.01       --
Income before extraordinary item ..       1.22       0.57       0.48
Extraordinary item ................       --         --        (0.03)
Net income per share ..............   $   1.22       0.57   $   0.45

FULLY DILUTED EARNINGS PER SHARE

Weighted average shares outstanding
   during the period ..............     58,298     55,007     45,362
Common stock equivalents ..........      4,515      3,785      4,518
                                        62,813     58,792     49,880

Continuing operations .............   $   1.22   $   0.56   $   0.48
Discontinued operations ...........       --         0.01       --
Income before extraordinary item ..       1.22       0.57       0.48
Extraordinary item ................       --         --        (0.03)
Net income per share ..............   $   1.22   $   0.57   $   0.45

(1) Financial information contained in this report has been adjusted for a three-for-two common stock split distributed on June 19, 1995 and a three-for-two common stock split distributed on December 29, 1995.